EXHIBIT 99.1

NEWS RELEASE

For More Information Contact:

Kenneth E. Thornbrugh, CFO
VP of Finance and Administration
408/934-3197
kent@calmicro.com

California Micro Devices Raises $4.4 Million Through Private Placement

MILPITAS, CA—November 25, 2002—California Micro Devices Corporation (Nasdaq: CAMD) today disclosed the sale of approximately 1.3 million common shares at $3.40 per share in a private placement primarily to institutional investors. Investors also received approximately 325,000 three-year warrants to purchase common stock with an exercise price of $4.36. CAMD has binding commitments for an additional approximately $700,000 of investment that it expects to receive by the end of this week. Several CAMD directors participated in the transaction. According to Robert V. Dickinson, president and CEO of California Micro Devices, the net proceeds from the private placement will be used for working capital and to reduce short-term debt. Needham and Company Inc. and Adams, Harkness & Hill Inc. served as placement agents for the offering.

California Micro Devices Corporation

California Micro Devices Corporation is a leading supplier of application-specific analog semiconductor products for the mobile, computing, and high-brightness LED lighting markets. Key products include application-specific integrated passive (ASIP™) devices and power management ICs as well as silicon submounts for high brightness LEDs. Detailed corporate and product information may be accessed at www.calmicro.com.

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